Exhibit 99.1

Noble Corporation plc Devonshire House 1 Mayfair Place London W1J 8AJ England

PRESS RELEASE

NOBLE CORPORATION PLC REPORTS FIRST QUARTER 2015 RESULTS

London, April 29, 2015 – Noble Corporation plc (NYSE:NE) today reported first quarter 2015 net income from continuing operations attributable to Noble Corporation of $178 million, or $0.72 per diluted share. The results compared to a loss from continuing operations in the fourth quarter of 2014 of $595 million, or $2.38 per diluted share. Fourth quarter 2014 results included an after-tax charge of $713 million, or $2.86 per diluted share, related to the impairment of three rigs and the Company’s total goodwill balance. Excluding the fourth quarter impairment charge, net income from continuing operations would have been $119 million, or $0.47 per diluted share. For the first quarter of 2014, net income from continuing operations was $155 million, or $0.60 per diluted share. Revenues for the first quarter of 2015 totaled $804 million compared to $805 million in the fourth quarter of 2014 and $795 million in the first quarter of 2014.

David W. Williams, Chairman, President and Chief Executive Officer of Noble Corporation plc, pointed to the Company’s operations performance as a key driver of the strong financial results in the quarter. “Improved revenue efficiency resulting from fleet downtime of less than 4 percent represented outstanding performance and was well below our guidance for the quarter. This accomplishment is particularly noteworthy given the dramatic shift of our fleet over the past two years toward a higher mix of premium floating and jackup rigs. The strong execution was, in part, responsible for an 18 percent decline in contract drilling operating expenses when compared to the fourth quarter of 2014, as rig repair costs were minimized. We also benefited during the quarter from further cost control initiatives as we adjusted our operations to the current pace of offshore activity. The excellent operating performance led to higher profitability and a lower-than-expected effective tax rate, which contributed to the strong financial results.

“We entered 2015 well aware of the formidable industry challenges resulting from the combination of lower crude oil prices, reduced upstream spending by customers and excess offshore rig capacity. In the face of weaker industry fundamentals, we remain focused on efforts to capture additional cost reductions and improve operating efficiencies to maintain healthy contract drilling services margins while upholding our high operational standards.”

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Contract drilling services revenues in the first quarter of 2015 totaled $779 million compared to revenues of $788 million in the fourth quarter of 2014. The modest decline was due primarily to a decrease in fleet operating days following the Company’s decision in the fourth quarter to retire three semisubmersibles, the Noble Paul Wolff, Noble Jim Thompson and Noble Driller. The Noble Jim Thompson and Noble Driller remained active into early 2015. The decline in revenues related to rig retirements was partially offset by an improvement in revenue efficiency, as fleet downtime fell to under 4 percent in the first quarter compared to 7 percent in the fourth quarter. Fleet utilization improved to 86 percent in the first quarter, up from 82 percent in the fourth quarter, due primarily to the three rig retirements, while average daily revenues in the first quarter increased to $340,000 compared to $330,700 in the fourth quarter. Contract drilling services operating costs declined $69 million, or 18 percent, in the first quarter to $322 million compared to $391 million in the fourth quarter. The favorable variance was due largely to lower repair and maintenance expenses, lower labor and other rig operating expenses coupled with the retirement of the three semisubmersibles. The meaningful reduction in contract drilling operating costs resulted in an improvement in the contract drilling services margin in the first quarter of 2015, which rose to 59 percent compared to 50 percent in the fourth quarter of 2014.

Net cash from operating activities totaled $369 million in the first quarter of 2015 compared to $390 million in the fourth quarter of 2014. Capital expenditures in the first quarter were $89 million and are expected to decline to approximately $585 million in 2015 when compared to an average of approximately $2.1 billion per year for the last three years. The expected decline this year in capital expenditures reflects lower expenditures associated with newbuild projects. The Company’s remaining newbuild project, the ultra-high-specification jackup Noble Lloyd Noble, is expected to be delivered from the shipyard during the second quarter of 2016 and will contribute approximately $450 million to our 2016 estimated capital expenditures.

The Company reported total debt at March 31, 2015 of $4.9 billion, unchanged from the level at December 31, 2014. Debt to total capital was 40 percent, also unchanged over the same period. During the first quarter, Noble issued $1.1 billion of senior notes consisting of tranches of three-, 10- and 30-year maturities, with a weighted average coupon of 5.9 percent. Net proceeds from the offering were used to repay amounts outstanding under the Company’s credit facilities and commercial paper program. Liquidity, defined as cash and cash equivalents and availability under revolving credit facilities, was $2.7 billion at the end of the quarter, up from $1.8 billion at December 31, 2014.

As previously reported, the Company repurchased $100 million worth of its ordinary shares in January 2015 under an authorization granted by Noble shareholders in December 2014. The shares were repurchased at an average price of $16.10 per share. The Company recorded no further share repurchases following the activity in January. The repurchase activity reduced the Company’s shares outstanding and trading at March 31, 2015 to 242.0 million shares. The Company intends to take a cautious approach to future share repurchases at least until market conditions in the offshore drilling business stabilize.

Operating Highlights

Utilization of the Company’s floating rig fleet, comprised of nine drillships and eight semisubmersibles, was 83 percent in the first quarter of 2015 compared to 78 percent in the fourth quarter of 2014. The improvement was largely due to the retirement of the three semisubmersible rigs, coupled with a reduction in out-of-service days on the semisubmersibles Noble Danny Adkins and Noble Amos Runner. Average daily revenues on the Company’s floating rigs improved to $467,100 in the first quarter from $435,000 in the fourth quarter, due in part to a full quarter of operations on the ultra-deepwater drillship Noble Tom Madden, which commenced operations in November 2014, and the retirement of the three semisubmersibles. At the conclusion of the first quarter, Noble had one idle floating rig, the semisubmersible Noble Max Smith, one rig mobilizing to the U.S. Gulf of Mexico in preparation for a September 2015 contract commencement, the semisubmersible Noble Paul Romano, and one cold stacked rig, the semisubmersible Noble Homer Ferrington.

Utilization of the Company’s jackup rig fleet, comprised of 15 units, was 92 percent in the first quarter of 2015 compared to 90 percent in the fourth quarter of 2014. There were fewer out-of-service days during the first quarter, especially for the Company’s Middle East-based rigs, partially offset by increased idle time on the Noble Mick O’Brien. Average daily revenues on the Company’s jackup rigs declined to $172,700 in the first quarter from $184,500 in the fourth quarter, following dayrate adjustments on five rigs in the Middle East. In April 2015, the Company reached agreement with its customer Saudi Aramco to reduce the operating dayrates on the jackup rigs Noble Scott Marks and Noble Roger Lewis to $169,250, and on the Noble Gene House, Noble Joe Beall and Noble Charles Copeland to $65,000. The operating dayrate reductions are effective from January 1, 2015 through the end of 2015. The contract term for the Noble Charles Copeland remains unchanged and runs to September 2015.

At the close of the first quarter, Noble had one idle jackup, the Noble Mick O’Brien, which was recently awarded a 400-day contract commencing in early- to mid-2016. Also, the Noble Tom Prosser continued crew familiarization and training procedures ahead of a revised contract commencement of September 2015, while the Company continued to evaluate market opportunities for the Noble Sam Hartley ahead of the completion of certain enhancements to the rig’s technical specifications. Finally, the Company’s remaining newbuild project, the Noble Lloyd Noble, remains on schedule for delivery in the second quarter of 2016 to be followed by the commencement of a four-year contract.

At March 31, 2015, the Company’s total contract backlog was $9.4 billion compared to $10.1 billion at December 31, 2014. The previously mentioned agreement to reduce the operating dayrates on five jackup rigs operating for Saudi Aramco, which was concluded in April 2015, will have the effect of reducing backlog subsequent to March 31, 2015 by less than 1 percent. For the remainder of 2015, 78 percent of the Company’s available rig operating days were committed to contracts, including 78 percent of floating rig days and 77 percent of jackup rig days. For 2016, an estimated 60 percent of available rig operating days are committed to contracts, consisting of 58 percent and 62 percent of floating and jackup rig days, respectively.

Outlook

Williams closed with a comment on Noble’s strong industry position, stating “Our ability to successfully manage through the present industry weakness and emerge with a stronger competitive posture is enhanced by the premium mix of our fleet, a high percentage of operating days under contract, excellent operations execution and the size and composition of our backlog. Also, the large reduction in capital expenditures following a sizable decline in shipyard construction projects, and reduced exposure to uncontracted newbuilds will lead to positive free cash flow in 2015, offering us increased flexibility as we evaluate uses of cash and ways to stimulate value creation. These attributes are critical components to our strong industry positioning, today and in the future.”

About Noble Corporation

Noble is a leading offshore drilling contractor for the oil and gas industry. The Company owns and operates one of the most modern, versatile and technically advanced fleets in the offshore drilling industry. Noble performs, through its subsidiaries, contract drilling services with a fleet of 32 offshore drilling units, consisting of 17 semisubmersibles and drillships and 15 jackups, focused largely on ultra-deepwater and high-specification jackup drilling opportunities in both established and emerging regions worldwide. Noble is a public limited company registered in England and

Wales with company number 08354954 and registered office at Devonshire House, 1 Mayfair Place, London, W1J 8AJ England. Additional information on Noble is available at www.noblecorp.com

Forward-looking Disclosure Statement

Statements regarding contract backlog, future earnings, costs, revenue, rig demand, fleet condition, operational or financial performance, shareholder value, timing of delivery of newbuilds, contract commitments, dayrates, contract commencements, contract extensions, renewals or renegotiations, letters of intent or award, industry fundamentals, customer relationships and requirements, strategic initiatives, future performance, growth opportunities, market outlook, capital allocation strategies, competitive position, capital expenditures, financial flexibility, share repurchases, as well as any other statements that are not historical facts in this release, are forward-looking statements that involve certain risks, uncertainties and assumptions. These include but are not limited to operating hazards and delays, risks associated with operations outside of the U.S., actions by regulatory authorities, customers and other third parties, legislation and regulations affecting drilling operations, compliance with regulatory requirements, factors affecting the level of activity in the oil and gas industry, supply and demand of drilling rigs, factors affecting the duration of contracts, delays in the construction of newbuilds, the actual amount of downtime, factors that reduce applicable dayrates, violations of anti-corruption laws, hurricanes and other weather conditions, market conditions, the future price of oil and gas and other factors detailed in the Company’s most recent Form 10-K, Form 10-Q’s and other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated.

Non-GAAP Financial Measures

A description of all non-GAAP financial measures used in this press release and a reconciliation to the most comparative GAAP measure is set forth on the company’s website at www.noblecorp.com in the Investor Relations section.

Conference Call

Noble has scheduled a conference call and webcast related to its first quarter 2015 results on Thursday, April 30, 2015, at 8:00 a.m. U.S. Central Daylight Time. Interested parties are invited to listen to the call by dialing 1-866-461-7129, or internationally 1-706-679-3084, using access code: 61264943, or by asking for the Noble Corporation conference call. Interested parties may also listen over the Internet through a link posted in the Investor Relations section of the Company’s Web site.

A replay of the conference call will be available on Thursday, April 30, 2015, beginning at 11:00 a.m. U.S. Central Daylight Time, through Friday, May 29, 2015, ending at 11:00 p.m. U.S. Central Daylight Time. The phone number for the conference call replay is 1-855-859-2056 or, for calls from outside of the U.S., 1-404-537-3406, using access code: 61264943. The replay will also be available on the Company’s Web site following the end of the live call.

For additional information, contact:

For Investors:	Jeffrey L. Chastain,
Vice President – Investor Relations and Corporate Communications,
Noble Drilling Services Inc., 281-276-6383

For Media:	John S. Breed,
Director of Investor Relations and Corporate Communications,
Noble Drilling Services Inc., 281-276-6729

NOBLE CORPORATION PLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2015	2014
Operating revenues
Contract drilling services	$779,361	$770,637
Reimbursables	24,981	24,550

	804,342	795,187

Operating costs and expenses
Contract drilling services	321,750	352,880
Reimbursables	20,157	21,504
Depreciation and amortization	154,138	146,198
General and administrative	23,938	25,637

	519,983	546,219

Operating income	284,359	248,968
Other income (expense)
Interest expense, net of amount capitalized	(49,044)	(40,392)
Interest income and other, net	6,582	(1,268)

Income before income taxes	241,897	207,308
Income tax provision	(43,447)	(35,578)

Net income from continuing operations	198,450	171,730
Net income from discontinued operations, net of tax	—	101,512

Net income	198,450	273,242
Net income attributable to noncontrolling interests	(20,047)	(16,916)

Net income attributable to Noble Corporation	$178,403	$256,326

Net income attributable to Noble Corporation plc
Income from continuing operations	$178,403	$154,814
Income from discontinued operations	—	101,512

Net income attributable to Noble Corporation plc	$178,403	$256,326

Per share data:
Basic
Income from continuing operations	$0.72	$0.60
Income from discontinued operations	—	0.39

Net income attributable to Noble Corporation	$0.72	$0.99

Diluted
Income from continuing operations	$0.72	$0.60
Income from discontinued operations	—	0.39

Net income attributable to Noble Corporation	$0.72	$0.99

NOBLE CORPORATION PLC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	March 31, 2015	December 31, 2014
ASSETS
Current assets
Cash and cash equivalents	$82,203	$68,510
Accounts receivable	594,720	569,096
Prepaid expenses and other current assets	185,440	290,956

Total current assets	862,363	928,562

Property and equipment, at cost	14,529,740	14,442,922
Accumulated depreciation	(2,483,057)	(2,330,413)

Property and equipment, net	12,046,683	12,112,509

Other assets	248,927	245,751

Total assets	$13,157,973	$13,286,822

LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$246,539	$265,389
Accrued payroll and related costs	71,451	102,520
Other current liabilities	267,433	300,765

Total current liabilities	585,423	668,674

Long-term debt	4,862,361	4,869,020
Deferred income taxes	111,122	120,589
Other liabilities	326,669	341,505

Total liabilities	5,885,575	5,999,788

Commitments and contingencies
Equity
Total shareholders’ equity	6,549,416	6,564,730
Noncontrolling interests	722,982	722,304

Total equity	7,272,398	7,287,034

Total liabilities and equity	$13,157,973	$13,286,822

NOBLE CORPORATION PLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2015	2014
Cash flows from operating activities
Net income	$198,450	$273,242
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	154,138	245,905
Other changes in operating activities	15,994	(13,351)

Net cash from operating activities	368,582	505,796

Cash flows from investing activities
New construction	(14,424)	(326,197)
Other capital expenditures	(69,655)	(177,233)
Capitalized interest	(5,228)	(13,853)
Other investing activities	(29,010)	(43,505)

Net cash from investing activities	(118,317)	(560,788)

Cash flows from financing activities
Net change in borrowings outstanding on bank credit facilities	(1,099,497)	422,402
Dividend payments	(92,855)	(96,840)
Issuance of senior notes	1,092,728	—
Debt issuance costs on senior notes and credit facilities	(14,775)	(381)
Repayment of long-term debt	—	(250,000)
Repurchases of shares	(100,630)	—
Other financing activities	(21,543)	(19,912)

Net cash from financing activities	(236,572)	55,269

Net change in cash and cash equivalents	13,693	277
Cash and cash equivalents, beginning of period	68,510	114,458

Cash and cash equivalents, end of period	$82,203	$114,735

NOBLE CORPORATION PLC AND SUBSIDIARIES

FINANCIAL AND OPERATIONAL INFORMATION BY SEGMENT

(In thousands, except operating statistics)

(Unaudited)

	Three Months Ended March 31,						Three Months Ended December 31,
	2015			2014			2014
	Contract Drilling Services	Other	Total	Contract Drilling Services	Other	Total	Contract Drilling Services	Other	Total
Operating revenues
Contract drilling services	$779,361	$—	$779,361	$770,637	$—	$770,637	$787,654	$—	$787,654
Reimbursables	24,981	—	24,981	24,550	—	24,550	17,086	—	17,086

	$804,342	$—	$804,342	$795,187	$—	$795,187	$804,740	$—	$804,740

Operating costs and expenses
Contract drilling services	$321,750	$—	$321,750	$352,880	$—	$352,880	$391,056	$—	$391,056
Reimbursables	20,157	—	20,157	21,503	1	21,504	13,501	—	13,501
Depreciation and amortization	148,208	5,930	154,138	141,888	4,310	146,198	162,165	5,002	167,167
General and administrative	23,938	—	23,938	25,428	209	25,637	29,452	—	29,452
Loss on impairment	—	—	—	—	—	—	745,428	—	745,428

	$514,053	$5,930	$519,983	$541,699	$4,520	$546,219	$1,341,602	$5,002	$1,346,604

Operating income	$290,289	$(5,930)	$284,359	$253,488	$(4,520)	$248,968	$(536,862)	$(5,002)	$(541,864)

Operating statistics
Jackups:
Average Rig Utilization	92%			98%			90%
Operating Days	990			870			991
Average Dayrate	$172,700			$163,091			$184,482
Semisubmersibles:
Average Rig Utilization	65%			82%			61%
Operating Days	493			814			614
Average Dayrate	$392,777			$418,558			$352,515
Drillships:
Average Rig Utilization	100%			100%			100%
Operating Days	810			630			777
Average Dayrate	$512,259			$457,665			$500,187
Other:
Average Rig Utilization	n/a			0%			n/a
Operating Days	n/a			—			n/a
Average Dayrate	n/a			$—			n/a
Total:
Average Rig Utilization	86%			91%			82%
Operating Days	2,293			2,314			2,382
Average Dayrate	$339,961			$333,061			$330,739

NOBLE CORPORATION PLC AND SUBSIDIARIES

CALCULATION OF BASIC AND DILUTED NET INCOME PER SHARE

(In thousands, except per share amounts)

(Unaudited)

The following table sets forth the computation of basic and diluted net income per share:

	Three months ended March 31,
	2015	2014
Numerator:
Basic
Income from continuing operations	$178,403	$154,814
Earnings allocated to unvested share-based payment awards	(3,931)	(2,512)

Income from continuing operations to common shareholders	$174,472	$152,302

Income from discontinued operations	$—	$101,512
Earnings allocated to unvested share-based payment awards	—	(1,762)

Income from discontinued operations, net of tax to common shareholders	$—	$99,750

Net income attributable to Noble Corporation	$178,403	$256,326
Earnings allocated to unvested share-based payment awards	(3,931)	(4,274)

Net income attributable to Noble Corporation to common shareholders	$174,472	$252,052

Diluted
Income from continuing operations	$178,403	$154,814
Earnings allocated to unvested share-based payment awards	(3,931)	(2,510)

Income from continuing operations to common shareholders	$174,472	$152,304

Income from discontinued operations	$—	$101,512
Earnings allocated to unvested share-based payment awards	—	(1,762)

Income from discontinued operations, net of tax to common shareholders	$—	$99,750

Net income attributable to Noble Corporation	$178,403	$256,326
Earnings allocated to unvested share-based payment awards	(3,931)	(4,272)

Net income attributable to Noble Corporation to common shareholders	$174,472	$252,054

Denominator:
Weighted average shares outstanding - basic	242,685	253,940
Incremental shares issuable from assumed exercise of stock options	—	135

Weighted average shares outstanding - diluted	242,685	254,075

Weighted average unvested share-based payment awards	5,468	4,188

Earnings per share
Basic
Continuing operations	$0.72	$0.60
Discontinued operations	—	0.39

Net income attributable to Noble Corporation	$0.72	$0.99

Diluted
Continuing operations	$0.72	$0.60
Discontinued operations	—	0.39

Net income attributable to Noble Corporation	$0.72	$0.99